Exhibit 99.4

CONSENT OF HO TUNG ARMEN HO

Cre8 Enterprise Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as an Independent Director appointee.

Dated: September 5, 2024

/s/ Ho Tung Armen Ho
Ho Tung Armen Ho